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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


             FORM 4
|_|  Check this box if no
     longer subject to Section
     16. Form 4 or Form 5
     obligations may
     continue. See Instruction
     1(b).

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Ingram,     William        H.
--------------------------------------------------------
   (Last)      (First)      (Middle)

   c/o Waller-Sutton Management Group, Inc., One
   Rockefeller Plaza, Suite 3300
--------------------------------------------------------
                           (Street)

   New York         New York              10020
--------------------------------------------------------
   (City)            (State)             (Zip)

--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Regent Communications, Inc. (RGCIP)
--------------------------------------------------------------------------------
3  IRS or Social Security Number
   of Reporting Person (Voluntary)

--------------------------------------------------------------------------------
4. Statement for Month/Year

   January 2000
--------------------------------------------------------------------------------
5. If Amendment, Date of Original
   (Month/Year)

--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer (Check all applicable)

   X     Director                                  10% Owner
--------                                ---------
         Officer (give title below)                Other (specify below)
--------                                ---------
--------------------------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

        X     Form filed by One Reporting Person
    --------

              Form filed by More than One Reporting Person
    --------
--------------------------------------------------------------------------------

Table 1 --  Non-Derivative  Securities  Acquired,  Disposed of, or  Beneficially
Owned

--------------------------------------------------------------------------------
1. Title of Security                    2. Transaction Date
   (Instr. 3)
                                           (Month/Day/Year)
--------------------------------------------------------------------------------
   Common Stock, $.01 par value(1)             01/28/00
--------------------------------------------------------------------------------

3. Transaction               4. Securities Acquired (A) or Disposed of (D)
   Code (Instr. 8)              (Instr. 3, 4 and 5)

   Code      V                  Amount      (A) or (D)        Price
--------------------------------------------------------------------------------
    C                           100,000          A              N/A

--------------------------------------------------------------------------------
5. Amount of Securities      6. Ownership Form:           7. Nature of Indirect
   Beneficially Owned at        Direct (D) or Indirect       Beneficial
   End of Month                 (I)                          Ownership
     (Instr. 3 and 4)                (Instr. 4)                 (Instr. 4)
--------------------------------------------------------------------------------
          100,000                        D

--------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
  4(b)(v).                                                SEC 1474 (7/96) (Over)


--------
      (1) This filing is made merely to reflect a change in form of ownership from indirect to direct which occurred upon conversion of preferred stock to common stock after consummation of a public offering.

TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------
1. Title of Derivative    2.  Conver-      3.  Trans-     4.  Transaction
   Security                   sion or          action         Code (Instr.
   (Instr. 3)                 Exercise         Date           8)
                              Price of         (Month/
                              Derivative       Day/
                              Security         Year)
                                                          Code         V
--------------------------------------------------------------------------------



-------------------------------------------------------------------------------
5.  Number of         6.   Date Exercis-      7.  Title and
    Derivative             able and               Amount of
    Securities             Expiration             Underlying
    Acquired               Date                   Securities (Instr
    (A) or Dis             (Month/Day/            3 and 4)
    posed of (D)           Year)
    (Instr. 3,
     4, 5)

(A)       (D)                                             Amount
                      Date       Expi-                      or
                      Exer-      ration                   Number
                      cisable    Date         Title     of Shares
--------------------------------------------------------------------------------





--------------------------------------------------------------------------------
8.  Price of             9. Number of               10. Ownership
    Deriv-                  Derivative                  Form of
    ative                   Securities                  Derivative
    Security                Bene                        Security:
    (Instr. 5)              ficially                    Direct (D)
                            Owned at                    or Indirect
                            End of                      (I)
                            Month                       (Instr. 4)
                            (Instr. 4)
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
11. Nature of
    Indirect
    Beneficial
    Ownership
    (Instr. 4)
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
Explanation of Responses:

** Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                                        /s/ William H. Ingram     March 9, 2000
                                        ---------------------     --------------
                                        William H. Ingram              Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

                                                                          Page 2

                                                                 SEC 1474 (7/96)